Exhibit 99.1

M A C  K  –  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Senior Director, Marketing and
	and Chief Financial Officer	Public Relations
	(732) 590-1000	(732) 590-1000

Mack-Cali Realty Corporation Announces Pricing of Common Stock Offering

Edison, New Jersey—May 1, 2009—Mack-Cali Realty Corporation (the “Company”) (NYSE: CLI) announced that it priced a public offering of 10,000,000 shares of common stock yesterday at a price per share of $25.00.  In addition, the Company has granted to the underwriters for the public offering an option for 30 days to purchase up to 1,500,000 additional shares of common stock to cover overallotments, if any. Merrill Lynch & Co., Deutsche Bank Securities and J.P.Morgan acted as the joint book-running managers.  BNY Mellon Capital Markets, LLC, Citi, Comerica Securities, PNC Capital Markets LLC, Scotia Capital, SunTrust Robinson Humphrey and Wachovia Securities acted as co-managers.  Subject to customary closing conditions, the offering is expected to close on or about May 6, 2009.

The estimated net proceeds to the Company from the offering, before giving effect to any exercise of the underwriters’ overallotment option, are expected to be approximately $239.1 million.  The Company plans to use the net proceeds from the offering to repay borrowings under its unsecured revolving credit facility and for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the final prospectus supplement and accompanying prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080, telephone: (212) 449-1000; Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectusrequest@list.db.com; or J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11425, Attention: Prospectus Library, telephone: 718-242-8002.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction, and other tenant-related services for its class A real estate portfolio.

Statements made in this press release may be forward-looking statements within the meaning of

Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

# # #